Exhibit 99.1

UTSTARCOM ANNOUNCES SELECT FOURTH QUARTER AND FULL YEAR 2004 FINANCIAL RESULTS

•                  Fourth Quarter Revenues of $742.0 Million, in-Line with Preliminary Range Provided on January 6, 2005

•                  Company Expects to Record a Tax Benefit for Q4 and Full-Year 2004; Fourth Quarter Net Income and EPS Results to Be Released after the Full Impact of Expected Tax Benefit on Earnings is Determined

•                  Company Also To Restate Earnings for Year-End 2003: Expects Earnings Per Share for 2003 to Increase Approximately $0.04-$0.12   Due to Previous Error in Tax Provision

•                  Update on Section 404 Compliance

•                  Company to Conduct a Conference Call Today at 1:30 p.m. PST/ 4:30 p.m. EST to Discuss Results

ALAMEDA, Calif., February 8, 2005 – UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based end-to-end networking solutions and services, today reported select financial results for the fourth quarter and full-year 2004 ended on December 31, 2004.

The company will conduct a conference call today, Tuesday, February 8, to discuss these results. The call will take place at 1:30 p.m. PST/4:30 p.m. EST. (Please see Conference Call section below for dial-in numbers.)

“While the difficult environment that UTStarcom faced in China led to disappointing financial results in the fourth quarter, we also took a number of important steps toward strengthening the company and made significant progress in our corporate transformation in both the fourth quarter and full year 2004,” said Hong Lu, chief executive officer and president of UTStarcom. “Throughout the year, we announced several major international contract wins in new markets and launched a number of what we believe are disruptive and innovative solutions that will allow us to leverage our strengths and capitalize on the current trends in the telecom industry”.

“My goal as CEO in 2005 is to focus on execution and a return to profitability and predictability to drive value for our shareholders,” added Lu. “We intend to build on the experience we gained and lessons learned this year with the confidence that we are positioning UTStarcom for sustainable long-term growth.”

Key Results:

Income Statement:

Sales:

Net sales for the fourth quarter of 2004 were $742.0 million, an increase of 15 percent over net sales of $643.6 million reported in the fourth quarter of 2003. Full-year net sales increased to $2.7 billion, an increase of nearly 38 percent over net sales of approximately $2.0 billion reported in 2003.

Backlog at the end of 2004 was approximately $1.2 billion, as compared to  $1.06 billion backlog reported at the end of 2003.

Gross Margins:

Fourth quarter consolidated gross profit margin was 14.2 percent of sales.  Gross profit margin for the historical business (excluding the Personal Communications Division business acquired in November 2004) was 20.1 percent of sales.  Gross profit margin for the Personal Communications Division business was 4.3 percent of sales.

Operating Expenses:

Total operating expenses for the fourth quarter were $173.0 million, or 23.3 percent of sales.  SG&A expense for the fourth quarter was $102.2 million, or 13.8 percent of sales, while R&D expense was $65.2 million or 8.8 percent of sales.

Net Interest and Other Income/Expense:

Net Interest and other expense for the fourth quarter 2004 ended as a net benefit of approximately $1.4 million.

Pre-Tax Loss:

Pre-Tax loss for the fourth quarter of 2004 was $66.4 million, consistent with preliminary results announced on January 6, 2005.

Income Tax:

When the Company announced its preliminary results on January 6, 2005, it had anticipated an income tax benefit of approximately $15 to $17 million for the fourth quarter and income tax expense of $5 to $7 million for the full-year 2004.  The Company now anticipates an additional income tax benefit for the fourth quarter as well as a benefit for the full-year 2004.  The benefit is driven by the sources of profits in the various tax jurisdictions in which we operate.  For 2004, the Company had losses in high-tax jurisdictions and profits in low-tax jurisdictions, the net of which is a benefit for the quarter and the year.  Additionally, the Company has experienced increases in its expected effective tax rates in certain jurisdictions in which it operates.  As a result, the Company’s deferred tax assets in those jurisdictions have increased resulting in additional benefit.  The company is still in the process of determining the extent of the expected income tax benefit and the resulting Net Income and Earnings Per Share calculation.

Extraordinary Loss:

Pre-tax extraordinary loss for the fourth quarter of 2004 was $1.2 million.

Net Income/EPS:

As a result of the anticipated tax benefit discussed above, the Company now anticipates its net loss to be smaller than its initial guidance given on January 6, 2005.  The Company expects to complete the tax benefit analysis and final Net Income and Earnings Per Share results over the course of the next few weeks and will publish full financial statements when complete.

Selected Key Balance Sheet Items:

•                  Cash and Short Term Investments: $698 million

•                  Accounts and Related Party Receivables: $806 million

•                  Days Sales Outstanding: 98 days

•                  Inventory /Deferred Costs: $803 million

•                  Customer Advances/Deferred Revenues: $399 million

•                  Short-Term Debt: $351 million

The results reported above are subject to finalization pending the completion of the company’s annual audit of its financial statements by its independent registered public accounting firm.  The Company anticipates a timely filing of its 2004 Annual Report on Form 10-K.

UTStarcom 2004 Highlights

Globalization and Product Diversification

•                  2004 net sales of $2.7 billion, an increase of 38 percent over 2003

•                  International sales constituted 53 percent of total net sales in Q4 2004

•                  UTStarcom Personal Communications division (formerly Audiovox) shipped 1.5 million units in November/December 2004

•                  Introduced MovingMedia™ 2000 all-IP CDMA2000 infrastructure solution for wireless voice and data communications

•                  Introduced MovingMedia™ 6000 TD-CDMA/UMTS TDD wireless broadband solution

•                  Introduced world’s first, carrier-class Gigabit Ethernet Passive Optical Network (GEPON) solution

•                  Introduced mVision™, a comprehensive, end-to-end carrier TVoIP solution

•                  Debuted high-density iAN-8000 multi-service access node

•                  Successfully completed 3G WCDMA trials in Beijing, China

Key Customer Wins in 2004

•                  Europe Middle East and Africa: Tiscali, Versatel (AN-2000 IB IP-DSLAM); UKBB (MovingMedia 6000 TD-CDMA solution); Movicel (MovingMedia 2000 CDMA2000 solution)

•                  Caribbean And Latin America: Telmex (AN-2000 IB IP-DSLAM); TelSur (PAS, mSwitch™ IP-based softswitch)

•                  United States: DSSI (mVision, mSwitch); Vonage (Personal Communications Management Platform)

•                  Asia Pacific: Softbank (GEPON, NetRing™ optical solution); Japan Telecom (iAN-8000 multiservice access node); OneTel (MovingMedia 2000 CDMA2000 solution); China Mobile (NetRing optical solution); BSNL (AN-2000 IB IP-DSLAM, Total Control 1000 CDMA/PDSN); Chunghwa Telecom (NetRing optical solution)

Customer Milestones

•                  UTStarcom PAS subscribers in China reached approximately 37 million at the end of Q4, an addition of 15.7 million subscribers in 2004.  Total PAS subscribers in China reached approximately 67 million in 2004, an increase of 32 million subscribers.

•                  PAS subscribers outside of China exceeded 1 million

•                  Deployed the largest PON network in the world with Softbank in Japan

Consolidated First Quarter 2005 Guidance

Total Revenues:	Approximately $810 million
Gross Margins:	23-25%
EPS:	Approximately $0.20

2003 Restatement

On February 7, 2005, the Audit Committee of the Board of Directors of UTStarcom concluded, in consultation with and upon the recommendation of UTStarcom’s management, that UTStarcom’s previously issued financial statements for the fiscal year ended December 31, 2003 should be restated to correct certain errors contained therein. Accordingly, such financial statements should no longer be relied upon until such financial statements have been restated.

Specifically, during the course of the 2004 year-end closing process, errors were identified related to the company’s income tax provision for 2003.  The Company is still in the process of determining the final extent of the errors, but expects that the impact of these errors was an overstatement of 2003 income tax expense by $5 to $15 million, resulting in an understatement of Earnings Per Share of $0.04 to $0.12. As a result, full-year GAAP Earnings Per Share for 2003 is now expected to be between $1.68 to $1.76 as compared to $1.64 as was originally recorded. This restatement has no bearing on the company’s revenue, cash flow, or pre-tax income in 2003.  The Audit Committee and management have discussed these matters with UTStarcom’s independent registered public accounting firm.

As a result of these corrections, management has recommended, and the company’s audit committee has approved, the restatement of its 2003 financial statements. UTStarcom intends to file restated financial statements for the 2003 fiscal year with the Securities and Exchange Commission prior to or in conjunction with the filing of its Annual Report on Form 10-K for the 2004 fiscal year. The Company expects to file its Annual Report on Form 10-K for the 2004 fiscal year on a timely basis.

The income tax errors in 2003 indicate the company may have an internal control deficiency that constitutes a material weakness in the company’s internal controls over financial reporting, as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2.

Sarbanes-Oxley Act Section 404 Update

The company continues to evaluate the effectiveness of internal controls over its financial reporting as required under the provisions of section 404 of the Sarbanes-Oxley Act of 2002.  During the course of this review, management has made certain preliminary conclusions and accordingly has advised the company’s Audit Committee and its independent registered public accounting firm that in addition to the deficiency noted above, there are other additional significant deficiencies that may, individually or in the aggregate, constitute material weaknesses in internal control.

These potential material weaknesses include (i) the need to ensure the company employs sufficient finance personnel with the necessary experience and technical accounting expertise, including knowledge of US Generally Accepted Accounting Principles, relative to their assigned level of responsibility; (ii) the need to ensure adequate processes and personnel exist to supervise and monitor locations outside the United States; (iii) the need for improved controls related to the existence and valuation of inventory/deferred costs and the related cost of sales, and; (iv) the need for improved controls related to the financial closing and reporting process.

Management is continuing to assess the effectiveness of the company’s internal controls, including whether any of the significant deficiencies noted above, individually or in the aggregate, constitute material weaknesses.  In addition, the company’s independent registered public accounting firm’s evaluation of management’s assessment of the effectiveness of internal controls will continue through to the filing of the Company’s Annual Report on Form 10-K.  The company and its independent registered public accounting firm will report their respective final findings in the Form 10-K for the 2004 fiscal year, which the Company expects to file in March 2005.

“Our team is committed to resolving these internal control matters.  We will continue to devote substantial management and financial resources to finalize the assessment of the Company’s reporting mechanisms and take the appropriate corrective action,” said Mike Sophie, chief financial officer of UTStarcom.  “We believe these actions will allow us to appropriately address and remedy these deficiencies in 2005.”

Conference Call
The Company will conduct a conference call today, which is open to the public, to discuss these preliminary results. The call will take place at 1:30 p.m. PST/ 4:30 p.m. EST. The conference call dial-in numbers are as follows: United States – (888) 398-3046; International – (706) 634-2492.

A replay of the call will be available from approximately 8:00 p.m. EST on February 8, 2005 to 11:59 p.m. EST on February 15, 2005. The conference call replay numbers are as follows: United States - (800) 642-1687; International - (706) 645-9291. The Conference ID is 3007591.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based end-to-end networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding profitability and predictability, anticipated efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, the identification of significant deficiencies and/or material weaknesses in the Company’s internal controls, the ability of the Company to remedy internal control deficiencies, and the guidance given for anticipated total revenue, blended gross margins and earnings per share for the first quarter of 2005.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally. The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 388-3287

stephanie@engagepr.com

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